STATE OF NEW YORK
                    PUBLIC SERVICE COMMISSION


________________________________________________________

Case 96-E-0900 - In the Matter of Orange and Rockland
Utilities, Inc.'s Plans for Electric Rate/Restructuring
Pursuant to Opinion No. 96-12
________________________________________________________






                      Settlement Agreement






                              G. D. Caliendo
                              Senior Vice President, General
                                Counsel and Corporate Secretary

                              John L. Carley
                              Senior Attorney

                              Andrew Gansberg
                              Nixon, Hargrave, Devans & Doyle LLP

                              Attorneys for:
                              Orange and Rockland Utilities, Inc.
                              One Blue Hill Plaza
                              Pearl River, New York  10965



Dated:  March 25, 1997
        Albany, New York



                        Table of Contents


Overview of O&R Settlement                                   i

Introduction                                                 1

Terms of Settlement                                          3
     I.  Rate Plan                                           3
       A.  Electric Price Reductions                         3
             Large Industrial Customers
             All other Customers
             Cumulative Price Reduction Summary
             Sources of Price Reductions ($000)
       B.  Return on Equity Sharing                          5
       C.  Performance Standards                             7
       D.  Rate Design                                       7
    II.  Transition to Retail Access                         8
       A.  Sequence of Events                                8
       B.  Reciprocity                                       8
       C.  Expansion of PowerPick(TM) Program                9
       D.  Full Retail Access                                9
       E.  Unbundled Tariffs                                 9
       F.  System Benefits Charge                           10
       G.  Low Income Program                               11
   III.  Strandable Costs                                   11
       A.  Regulatory Assets                                11
       B.  NUG Contract Purchased Power Costs               11
       C.  Above Market Generation Costs                    12
       D.  Other Strandable Costs                           13
    IV.  Corporate Structure                                13
       A.  Structural Separation                            13
       B.  Section 107 Preauthorization                     14
       C.  Delivery Company and Affiliated ESCOs            14
       D.  Load Pockets                                     15
       E.  System Upgrades                                  15
     V.  Other Provisions                                   15
       A.  Changes in Laws or Regulations                   15
       B.  Confidentiality and Privileged Information       16
       C.  Changes in Rates                                 16
       D.  Rate Design Flexibility                          16
       E.  Regulatory Reform and Customer Operations
           Procedures                                       16
       F.  Customer Outreach and Education                  18
       G.  Interdepartmental Transfers                      19
       H.  Accounting Provisions                            19
       I.  Property Tax Refunds                             19
       J.  Flex Rates and Economic Development Rate         19
       K.  Securitization                                   20
       L.  Gross Receipts and Franchise Taxes               20
       M.  Merger                                           20
       N.  Arrangements with Third Parties                  20
       O.  Comprehensive Nature of Settlement Agreement     20
       P.  Provisions Not Separable                         21
       Q.  Provisions Not Precedent                         21
       R.  Term and Time Line                               21
       S.  Effect of Agreement                              21
       T.  Dispute Resolution                               22


                           Appendices


Appendix A - Time Line for Certain Actions

Appendix B - Standard Industrial Codes

Appendix C - Eligibility Guidelines for Large Industrial Customer
	       Classification

Appendix D - Sources of Price Reductions

Appendix E - Privileged Information

Appendix F - Customer Service and Reliability Performance
             Mechanism

Appendix G - Low Income Customer Assistance Program

Appendix H - Standards of Competitive Conduct

Appendix I - Affiliate Relations

Appendix J - Accounting for Affiliate Transactions

Appendix K - Interdepartmental Transfers

                        STATE OF NEW YORK
                    PUBLIC SERVICE COMMISSION


________________________________________________________

Case 96-E-0900 - In the Matter of Orange and Rockland
Utilities, Inc.'s Plans for Electric Rate/Restructuring
Pursuant to Opinion No. 96-12
________________________________________________________






                      Settlement Agreement

                   Overview of O&R Settlement


     This Settlement has been developed with three major goals in mind:

          Improve customer service and customer choice while reducing price and introducing competition;

          Promote jobs and economic development in the region by reducing industrial rates substantially and immediately;

          Reduce rates for all other customers in 1997 and 1998, and then freeze the reductions until the end of this four-year agreement, in order to reduce the impact of the cost of electricity on the budgets of smaller customers.

     The signatories to this Settlement view the accomplishment of these goals as essential to the future welfare of the region. Integral to this agreement is the principle that these economic goals can be pursued successfully while maintaining quality customer service and protection; maintaining essential environmental programs; and seeking ways to reduce the effects of energy prices on low-income customers.

     Upon Commission approval, this Settlement will further reduce rates for all O&R ratepayers. In the past two years, residential ratepayers have already experienced rate decreases, on average, of 4%. Commercial and industrial classes have experienced decreases between 4% and 14%.

Rate Plan

The Settlement covers a four-year period.

Large Industrial Customers have the opportunity to realize an average electric price of six cents per kWh beginning with the effective date of new rates. The Peak Activated Rate will be eliminated.

The rates of all other customers will be reduced in the first year by 1.09% and by another 1.0% effective one year later.

The cumulative customer benefits over the four-year period are equal to approximately $37 million.

For each of the four rate years that this Settlement is in effect, earnings on regulated electric operations in excess of 11.5% in New York will be shared with 50% being used to write down generation assets (or otherwise inure to the benefit of O&R customers), 25% will be credited to O&R's customers; and 25% will be retained by O&R's shareholders.

A flexible rate tariff will be designed and filed with the Commission. It will provide for the possibility of rate discounts for commercial and industrial customers who are currently taking service and who are at serious risk of relocating or closing their facilities.

Transition to Retail Access

Full retail access to a competitive energy and capacity market will be available on May 1, 1999 for all customers.

The existing PowerPick(TM) program (choice of purchasing energy from alternate suppliers) will be expanded to all customers on May 1, 1998. For large industrial customers, the PowerPick(TM) program will be expanded in Summer 1997.

O&R will file proposed unbundled rates for electric services in August 1997.

Corporate Structure

The Company will restructure to create an independent unregulated generation company ("GENCO"), one or more unregulated Energy
Services companies ("ESCOs"), and a regulated Transmission and Distribution Company.

Upon commencement of retail access, the Transmission and Distribution Company will provide basic energy services, including energy, capacity, ancillary services, metering and billing within the service territory.

The Transmission and Distribution Company will be the Provider of Last Resort for all customers choosing to continue to purchase "packaged" energy services from it, for those customers who do not choose an energy provider, and for those customers who purchase from other providers but who later return as customers purchasing power from the Transmission and Distribution Company.

Metering and billing services will be opened up to other competitors.

Stranded Cost Incentive Mechanism

Once retail access begins, O&R will be allowed a reasonable opportunity to recover its investment in stranded generation assets. A competitive transition charge mechanism will operate for four years. The first 10% variance (plus or minus) between market revenues and the Company's fixed cost of generation will flow directly to Transmission and Distribution customers. Any variance beyond this threshold will be shared between the Company (10%) and the customers (90%).

After four years, the market value of the Company's generation facilities will be determined. 80% of any gain or loss over book value will be absorbed by the customers; 20% will be covered by the Company's shareholders.

The Company will recover in full the remaining minimal commitments to purchases from non-utility generators.

Performance Standards

The Performance Standards, which were agreed to in the Company's most recent case, will be continued. There are five areas:
three focus on customer service standards and two on reliability standards.

If the Company fails to meet the target levels for these performance standards, there will be an adjustment to the return on equity sharing threshold; the adjustment will be up to 25 basis points.

Low Income Program

A Low Income Customer Assistance Program will be conducted for a two-year period for the residents of the City of Port Jervis. The Program will address energy efficiency, payment patterns, and/or arrears forgiveness. Energy efficiency measures, including refrigerator replacement, will be the first priority for expenditures.

The Company will support the development of a pilot program that would aggregate low income customers as a single purchasing group.

Customer Outreach and Education

The Company will continue to develop and implement programs and materials that will aid its customers in understanding the changes in the electric industry that are coming and the nature of the services that customers can expect to receive from O&R in the future. The overall goals are to enable customers, particularly small customers, to make informed choices about utility service while understanding their rights and responsibilities as utility customers. These efforts will be complemented by those of participating energy providers.

Public Interest Program

Public interest program will be continued through a competitively neutral Systems Benefit Charge.



This summary is intended to be a general description of the terms of the Settlement. The complete text of the Settlement will control in the event of any conflict.
                          Introduction

     On May 20, 1996, the New York State Public Service
Commission (the "Commission") issued its Opinion and Order
Regarding Competitive Opportunities for Electric Service, Opinion
No. 96-12 in Case 94-E-0952 (the "Competitive Opportunities
Proceeding").

     In Opinion No. 96-12, the Commission articulated a vision for the electric utility industry that includes the following market characteristics:

     1. Effective competition in the generation and energy services sectors;

     2. reduced prices resulting in improved economic development for the State as a whole;

     3. increased opportunities for consumers to choose suppliers and service companies;

     4. a system operator that treats all participants fairly and ensures reliable service;

     5. a provider of last resort for all consumers and the continuation of a means to fund necessary public policy programs;

     6. ample and accurate information for consumers to use in making informed decisions; and

     7. the availability of information that permits adequate oversight of the market to ensure its fair operation.

Opinion No. 96-12, at 24-25.

     The Commission directed Orange and Rockland Utilities, Inc. ("Orange and Rockland" "O&R" or "the Company") and four other electric utilities to file a rate/restructuring plan consistent with the Commission's policy and vision for increased competition. Id., at 74-75. The plans to be filed were to address such matters as the structure of the utility both in the short and long term, a schedule for transition to retail access for all of the utility's customers and a rate plan to be effective for a significant portion of the transition.

     The Commission directed the utilities to collaborate with the Staff and other interested parties in developing a number of technical studies, undertaking public informational and educational forums and determining what FERC filings were necessary to implement the Independent System Operator ("ISO") and Power Exchange ("PE").

     On October 1, 1996, Orange and Rockland filed a rate/restructuring plan in response to Opinion No. 96-12. The Company's filing included a rate plan that would go beyond the third year of the rate settlement approved in Case 95-E-0491, a schedule for expanding its PowerPick(TM) Program and introducing retail access to all customers, a plan to separate the generation function from the regulated delivery function and a means of addressing the strandable cost issue.

     By its Order Establishing Procedures and Schedule dated October 9, 1996, the Commission initiated Case 96-E-0900 to examine Orange and Rockland's October 1, 1996 filing. The Commission established a procedural schedule, including a 90-day negotiation period during which the parties were strongly encouraged to reach a negotiated settlement instead of pursuing a litigated outcome. To facilitate these negotiations, the Commission's Order of October 9, 1996, waived certain settlement guidelines established in Case 90-M-0255, Settlement and Stipulation Agreements, Opinion No. 92-2 (March 24, 1992).

     Between October 29 and November 7, 1996, Orange and Rockland and Staff hosted four technical meetings with the intervenors in this case. The Company provided detailed presentations on its October 1, 1996 filing, furnished supporting data and responded to numerous questions of the parties.

     Preliminary settlement negotiations were conducted between the Company and Staff during January and February 1997. After agreement in principle was attained, the negotiations included the Consumer Protection Board, the Industrial Energy Users Association and other parties. By notices issued December 19, 1996, January 9, 1997, February 13, 1997, February 26, 1997, and
March 6, 1997, the Secretary of the Commission extended the 90-day negotiation period established in the Order of October 9, 1996 to March 25, 1997.

     On February 28, 1997 the Company and Staff informed the active parties that they had made significant progress in resolving the issues in this proceeding and a summary of settlement terms was circulated to the active parties. The parties were invited to attend settlement negotiations on March 4, 1997, in order to discuss the summary of settlement terms and indicate their willingness to participate in the preparation of a detailed settlement proposal for submission to the Commission. Subsequent meetings of the active parties took place on March 11, 18 and 24, 1997, to review drafts of a detailed settlement proposal.

     The term of this Settlement is four years from the first full month after the date of the effectiveness of new rates (unless new rates are effective on the first of the month). The times for various actions to be accomplished by the various parties are set forth on Appendix A.
                       Terms of Settlement

                          I. Rate Plan


     Orange and Rockland shall implement a rate plan for the four years beginning with the first full month after the effectiveness of new rates which shall include the following provisions.

A.   Electric Price Reductions

     Large Industrial Customers

     Large Industrial Customers(1) will be provided the opportunity to realize an average electric price of six cents per kWh beginning with the effectiveness of new rates. This electric price reduction opportunity is to be achieved through a combination of energy choice (i.e., PowerPick(TM) and rate reductions (i.e., one-time credits and base rate reductions).

                                            Cents/      Revenue
                                             kWh       Equivalent
                                                         ($000)

          Average Price                       6.82        $31,661

          Electric Price Reductions:
          PowerPick(TM) Savings Opportunity(2)-.24       -$ 1,108
          Scheduled Rate Reductions           -.58       -  2,707
          Total                               -.82       -$ 3,815

          Average Price Opportunity           6.00        $27,846



____________________

     (1) Large Industrial Customers are all customers in the existing S.C.9 class whose facilities are classified by the Standard Industrial Manual (1987 ed. or supplement thereto) as Mining [Division B] or Manufacturing
          [Division  D]  and  where  60  percent  or  more  of  the
          account's electric usage is used directly for manufacturing and/or mining per the Standard Industrial Codes ("SIC") codes set forth in Appendix B.

     (2) The PowerPick(TM) savings opportunity is based on an estimate and represents energy-only choice for all energy requirements of the Large Industrial Customers. The Company will permit all Large Industrial Customers to participate in the PowerPick(TM) program (energy-only) for all of their energy requirements at the time of the effectiveness of new rates. Guidelines for eligibility are set forth in Appendix C.


     All Other Customers

     Reduce electric rates, through one-time credits and base rate reductions, by 1.09% at the time of the effectiveness of new rates and an additional 1% effective one year later.



               Revenue Levels @      Rate Reductions       Cumulative
Classification  May 3,1996 Rates  Year 1(1.09%)  Year 2(1%)  Total
                   $000                $000                  $000


Large Commercial  25,600        -$    280     -$    256     -$    536
Small C&I        120,298        -   1,317     -   1,203     -   2,520
Residential      146,023        -   1,599     -   1,460     -   3,059
Total           $291,921        -$  3,196     -$  2,919     -$  6,115


     Cumulative Price Reduction Summary ($000)

                          Year 1    Year 2    Year 3    Year 4

     Lg. Industrial      -$3,815   -$3,815   -$3,815   -$3,815
     All Other           - 3,196   - 6,115   - 6,115   - 6,115
     Total               -$7,011   -$9,930   -$9,930   -$9,930


     Sources of Price Reductions ($000)(3)


                          Year 1    Year 2    Year 3    Year 4

     PowerPick(4)        -$1,108   -$1,108   -$1,108   -$1,108
     Deferred Credits    - 4,271   - 3,256   - 3,256         0
     Expired Surcharge   -   498   -   498   - 1,849   - 7,150
     Cost Reductions     - 1,342   - 2,076   - 1,672   - 1,672
     Total               -$7,219   -$6,938   -$7,885   -$9,930

____________________

     (3) A detailed schedule of each source of price reductions is set forth in Appendix D.

     (4) Estimated savings for Large Industrial Customers are based on the PowerPick(TM) program for all of their energy requirements. In order to provide the opportunity to achieve the 6 cents/kWh rate for the first rate year, the Company will permit all Large Industrial Customers to participate in the PowerPick(TM) program (energy-only) at the time of the effectiveness of new rates. "Dump" energy losses incurred as a result of the expansion of the PowerPick(TM) program prior to the implementation of wholesale competition due to system load falling below minimum load requirements of the Company's generating plants will not be recoverable through the FCA.


          The sources of the above price reductions underlie the agreed-upon changes in rate levels. The main objectives of this component of the Settlement are 1) to achieve price reductions to Large Industrial Customers so that they have a reasonable opportunity starting in the first rate year to reduce their average price to 6 cents per kWh; and 2) to reduce all other customers' average rates by 1.09 percent in the first rate year, and by another one percent effective one year later. For Industrial customers these price reduction opportunities are intended to remain in effect through the four-year term of this Settlement; the 1.09% reduction for all other customers is intended to remain in place for the first rate year and the 2.09 percent reduction for all other customers is intended to remain in place through the end of the four-year term. Cumulative customer benefits over the four-year period will equal approximately $37 million.

     After rates are unbundled in accordance with the provisions of Section II.E herein, the cost of Power Supply will not be included in rates for Delivery services. Delivery service customers will be charged for authorized services at the regulated rates approved by the Commission as a result of the Company's unbundling filing. Delivery service customers will be billed for power supply at market prices as charged by the customer's energy supplier plus any amounts necessary to cover stranded costs recoverable in accordance with Section III herein. It is expressly understood that the tariff reductions provided for in this Settlement will be reflected in the unbundled Delivery rates and that the sources supporting these reductions will likewise be reflected in unbundled Delivery rates.

     The parties acknowledge that the form of any price reduction provided for herein will vary among permanent base rate reductions and temporary credits which will expire when the related funding source is depleted. It is the intention of the parties that the form of rate reductions provided to the Company's customers not reduce the cumulative level of customer benefits below the $37 million provided over the term of this Settlement.

B.   Return on Equity Sharing

     For each of the four rate years, earnings in excess of 11.5% on regulated New York electric operations will be shared as follows:

     50% to be used to write down generation assets, or otherwise inure to the benefit of customers;

     25% to be credited to Orange and Rockland's customers; and

     25% to be retained by Orange and Rockland's shareholders.

     To the extent that the Rate Settlement approved in Case 95-E-0491 provides for an adjustment to the calculation of the annual earnings for the earnings sharing mechanism incorporated in such Rate Settlement to take into account the levelized rate reduction, a similar adjustment will be permitted from the effective date of this Settlement until April 30, 1999.
Additional adjustments to the calculation of the actual return on equity set forth in the Rate Settlement will include:

     Any earned incentive or penalty from the partial pass-through Fuel Cost Adjustment (while still in effect), off-system sales imputations, property tax refunds, or other incentive or penalty mechanism made effective during the three-year rate period pursuant to an Order of the Commission.

     Revenues associated with the equalization of the return on equity provided by the Power Supply Agreements as approved by the Federal Energy Regulatory Commission and the 10.4 percent return on equity provided for in the Commission's Order Approving Settlement Agreements in Cases 95-E-0491, 89-E-0175 and 93-M-0849 (May 3, 1996).

     Upon the implementation of full retail access, the return on equity will be calculated based on Delivery company operations excluding the assets, revenues and operating costs associated with the GENCO.

     The Company and Staff acknowledge that this Settlement is intended to finally resolve a number of accounting and rate matters currently pending before the Commission, including calculations of earnings for any prior period (in accordance with the settlement approved by Commission Order Approving Settlement Agreements in Cases 95-E-0491, 89-E-0175 and 93-M-0849 (May 3,
1996)), deferral accounting petitions and compliance filings or studies submitted in accordance with the settlement approved by the Commission in Case 95-E-0491. These resolved matters include:

          1.   Earnings calculations (95-E-0491, 89-E-175 and 93-M-0849);
          2.   Accounting procedures and journal entries (95-E-0491);
          3.   Low income program;
          4.   Labor panel recommendations;(5)
          5.   Property tax benefits associated with March 1996
               Special Franchise Tax Settlement;
          6. The filing of studies associated with bus bar costs, transfer gas mark-up and cost allocation.

______________

     (5)  Subject to Staff field verification.


Expenditures of $2,985,000 incurred to terminate the Company's contract for coal supply with Pittston (to the extent that they can be matched to verifiable savings flowed through to customers) and any regulatory assets approved by the Commission during the term of this Settlement may be deferred and written off against reductions in NUG contract purchased power costs below those reflected in rates, or any source of price reductions set forth in Appendix D when the total of such sources exceeds the totals shown on page 6 under "Sources of Price Reductions" for any of the four 12-month periods shown.

     The Company will be given 60 days after the end of the relevant time period to submit to the Director of Accounting and Finance any earnings calculations required herein. These calculations will be submitted in summary form to other requesting parties at the same time that the detailed calculations are provided to Staff. The Staff will be given 60 days to review any such calculations and if the Company receives no written objections or comments from Staff or other parties , the Company's calculations will be deemed approved. Written objections or comments, if not resolved within 30 days from the date of receipt, shall be submitted to the Commission for a determination. The Staff and the Company agree that any commercially sensitive data underlying any calculations submitted in accordance with this Settlement will be given protection against disclosure as described in Appendix E.

C.   Performance Standards

     The Company agrees to continue to operate under the performance standards incorporated in the Commission-approved settlement in Case 95-E-0491. These performance standards are set forth in detail in Appendix F and include customer service standards and reliability standards.

     The Company agrees to a maximum adjustment to the return on equity sharing threshold of 25 basis points for failure to meet the performance standards each year (five basis points per performance standard).

D.   Rate Design

     The mandatory Time-of-Use Residential Rate will continue for customers presently taking such service. No new residential customers will be added as mandatory Time-of-Use Customers after Commission approval of this Settlement. The continuing participation of residential customers as mandatory Time-of-Use customers will be reviewed by the Commission during its consideration of the Company's unbundled rate proposal. The Company shall be permitted to defer any revenue shortfalls that may result from changing the mandatory nature of this rate.

     The Company will eliminate the Peak Activated Rate ("PAR") for the Large Industrial Customers.

     The Company will eliminate the PAR for the other SC-9 customers by applying the rate decrease proposed for this customer class in this Settlement. Should that decrease not cover the full elimination of the PAR, the Company shall make such related rate design changes as are required to ensure revenue neutrality.

     The Company will not implement the PAR provisions of the existing SC-9 tariffs in 1997. Should the rate reductions and associated new rate design provisions of this Settlement not be approved by the Commission and not made effective until after the beginning of the PAR period, June 1, 1997, the Company will defer the resulting revenue requirement shortfall for the period June 1, 1997, to the effective date of new rates. The deferred revenue will be the difference between the rates actually billed to all SC-9 customers and the rates that will be designed to eliminate the PAR in a revenue neutral manner. The regulatory asset associated with the deferred PAR revenue requirement will be written off by application of Orange and Rockland's share of PowerPick(TM) savings in accordance with the Retail Access Pilot Program approved by the Commission in Case 95-E-0491.

     No later than April 4, 1997, Orange and Rockland will provide to Staff and other interested parties an acceptable tariff design that will implement the terms of this Settlement for all current SC-9 customers. The Industrial Energy Users Association ("IEUA") endorsement of this Settlement is conditioned on Orange and Rockland meeting this provision.


                 II. Transition to Retail Access


A.   Sequence of Events

     The parties anticipate the following sequence of events:

          The ISO becomes fully operational upon FERC approval.

          Expansion of PowerPick(TM) Program (energy only) to all Large Industrial Customers at the time of the effectiveness of new rates and to all other customers on May 1, 1998.(6)

          Full retail access (energy and capacity) to all customers on May 1, 1999.

_________________

     (6)  Customers in the PowerPick(TM) Program as of December 31,
          1997,   will  remain  eligible  to  participate   through
          April 30, 1998.


     Unbundled tariffs, as described in detail below, should become effective at least several months prior to the effectiveness of full retail access in order to allow customers a reasonable time to understand and react properly to the pricing signals that will be in effect when full retail access is implemented.


B.   Reciprocity

     Staff and O&R agree that implementation of full retail access in O&R's service territory before O&R is able to gain comparable access to other New York electric utilities' service territories could result in a substantial financial disadvantage for O&R. Accordingly, once full retail access has been implemented by O&R, the Company will not be required unconditionally to accommodate a transaction between an O&R customer and a New York utility or affiliated company that does not offer full retail access. Instead, the Company, upon being requested to accommodate such a transaction, will be authorized to petition the Commission for an Order requiring the seller-utility or affiliated companies, including generating, energy services or marketing companies, to provide O&R comparable access to customers located in the seller-utility's own service territory. Upon the filing of the petition, the transaction will be immediately stayed pending the Commission's decision on the petition. This provision is not applicable to the New York Power Authority ("NYPA").

C.   Expansion of PowerPick(TM) Program(7)

     The existing PowerPick(TM) program (energy only) will be expanded to all customers on May 1, 1998. O&R affiliates (other than the Delivery Company) will not be precluded from participating in the expanded PowerPick(TM) program. If it should appear that the energy-only ISO would not be in place by February 1998, and, in the Company's view, the failure to implement the energy-only ISO would present technical or financial obstacles to the expansion of the PowerPick(TM) program, the Company may petition the Commission and show cause why relief from this commitment, in whole or in part, is required. Staff will join the Company in requesting the Commission to address the petition expeditiously.

_______________

	(7) The PowerPick(TM) Program is intended to refer to the "Retail Access Pilot Program" as described in Appendix D to the Settlement approved by the Commission by Order Concerning Settlement Agreements issued May 3, 1996, in Cases 95-E-0491, 93-M-0849 and 93-G-0779.


D.   Full Retail Access

     Effective May 1, 1999, full retail access (capacity and energy) will be available to all customers. In the event the ISO is not fully operational on an energy and capacity basis by December 1998, and, in the Company's view, the failure to implement the ISO would present technical obstacles to the implementation of full retail access, the Company may petition the Commission and show cause why relief from this commitment, in whole or in part, is required. Staff will join the Company in requesting that the Commission address the petition expeditiously.

E.   Unbundled Tariffs

     O&R agrees to file with the Commission in August 1997 proposed unbundled draft electric tariffs based on an updated embedded cost of service study, or other appropriate studies, using calendar 1996 data, subject to necessary confidentiality protections. It is anticipated that these unbundled tariffs will separate the cost of:

     -    Power Supply (energy and capacity)
     -    Power Delivery
     -    Governmental Tax Surcharges
     -    Systems Benefits (mandated public policy programs)
     -    Competitive Transition Charge

     Should the cost of service study show that one of the above cost components should be subdivided into more than one component or that other cost components should be separately identified, O&R will be permitted to propose them in its unbundling submittal in August 1997.

     The Power Supply component will be used to bill customers for energy and capacity costs, regardless of the provider, unless other approved billing procedures are chosen by the customer. Until the wholesale energy market becomes effective and/or full retail access is implemented, energy costs will continue to be charged through the existing FAC and the fixed costs of O&R's generation and purchased power will continue to be recovered through the base rates approved as part of this Settlement. When wholesale competition is implemented, the FAC will reflect energy purchases at market prices made by the regulated delivery function on behalf of its customers. The embedded capacity cost of O&R's generation function will continue to be charged at tariff rates until the implementation of full retail access. Any margin (wholesale revenues from sales of energy in excess of fuel costs) realized by the O&R generation function will be used as a mitigation measure to offset NUG purchased power costs during the interval between the implementation of wholesale competition and full retail access. In the event NUG purchased power costs incurred during that interval are fully offset, additional margins will be shared between the customers and the Company on an 80/20 basis. The parties acknowledge that the current FAC will need to be re-examined and may require modification in accordance with changes occurring in electricity markets and rates.

     The Power Delivery charge(s) will recover the costs associated with transmission and distribution, customer services
(e.g., metering and billing) and O&R's Hydro-Electric facilities and Gas Turbines. All regulatory assets will also be recovered in the Power Delivery charge(s).

     The Governmental Tax Surcharge component will identify separately all gross receipts and franchise taxes and governmental surcharges to the extent consistent with the Tax
Law.

     It is contemplated that O&R's generation plant will continue to operate. After full retail access, the Competitive Transition Charge ("CTC") component will be used to collect, over a period of four years (as further described in Section III.C herein), the stranded costs representing the difference between O&R's embedded fixed costs of generation and the revenues net of fuel costs and variable O&M expenses derived from the operation of O&R's generation plant in a deregulated competitive market. Fixed generation costs include: non-variable O&M costs,(8) depreciation expense, property taxes, an allocable share of administrative costs, return and interest cost. The CTC component will be recalculated annually and filed with Staff 90 days before the effective date. Such calculation shall be subject to review by Staff and approval by the Commission before implementation. In addition, the Company will provide to other requesting parties a summary of any changes in the CTC at the same time as the detailed CTC calculation is provided to Staff. Any written objections to or comments on the CTC recalculation, if not resolved within 30 days from the date of receipt, shall be submitted to the Commission for a determination on an expedited basis.

_____________

     (8) Non-variable O&M costs exclude fuel and variable O&M expenses estimated at one mill per kWh of generation.


F.   System Benefits Charge

     Opinion No. 96-12 provides that "[c]osts required to be spent on necessary environmental and other public policy programs that would not otherwise be recovered in a competitive market will generally be recovered by a non-bypassable system benefits charge." The System Benefits Charge ("SBC") will be used to collect the costs of mandated public policy programs. This non-bypassable charge will be imposed on all Delivery company customers. The expenditures reflected in the SBC are for research and development ("R&D"), energy efficiency, environmental protection, and low income programs that are required or approved by the Commission to be funded by the SBC. One way of disbursing such expenditures would be by means of a standard performance contract with stipulated pricing approved by the Commission. In this Settlement, expenditure levels for SBC programs will initially be covered in base rates and subsequently broken out in accordance with the unbundled rates approved by the Commission, but they will be non-bypassable in any event. The price levels established in this Settlement include specific annual rate allowances for the costs of mandated public policy programs. Increases in these annual rate allowances are not provided for in the targeted price levels for the Large Industrial Customers, nor in the rate reductions proposed for all other customers. The parties agree that any increases in these spending levels resulting from changes required by law (including by order of the Commission) will be fully recoverable.

G.   Low Income Program

     The Company agrees to implement the Low Income Customer Assistance Program developed pursuant to the Commission-approved Settlement in May 1996. The specific provisions of this Program are set forth in detail in Appendix G hereto. The cost of this Program will not be included in the SBC.

     In addition, the Company will support the development of a pilot program that would aggregate low income customers as a single purchasing group. Such a pilot program could help advance the state of knowledge and experience with such programs if it included 1) several towns within the service territory (and one or more towns in the Eastern Division which can experience load pocket conditions) and 2) a representative mix of multi- and single-family homes.


                     III.  Strandable Costs


A.   Regulatory Assets

     Generation-related regulatory assets established in accordance with Commission orders, policies or practices will be fully recoverable in regulated Delivery company rates. At the time rates are unbundled, an appropriate allowance for these regulatory assets will be identified in the rates for the Delivery company.

B.   NUG Contract Purchased Power Costs

     Until rates are unbundled, these costs will continue to be recovered through the FAC. When rates are unbundled, the recovery of these costs will be identified in the regulated rates for the Delivery company. The costs of these contracts escalate during their initial years and decline in later years. Therefore, these costs are to be recovered by means of a fixed annual rate until full recovery. An estimate of recoverable NUG purchased power costs will be made at the time of unbundling and converted to a fixed charge to be included in Delivery rates. Recoverable NUG purchased power costs will consist of actual NUG contract payments less an estimate of the revenues received from the resale of the NUG purchased power. A full reconciliation of recoverable NUG purchased power costs shall be permitted.

C.   Above Market Generation Costs

     During the transition to full competition, Orange and Rockland will be afforded an opportunity, but not a guarantee, to recover above-market generation costs by means of an incentive-based CTC over a four-year period commencing with the full implementation of retail competition. The CTC will be established by identifying the fixed production costs using an embedded cost of service study for 1996 as a guide. The unbundling process will establish the precise amount of fixed production costs to be used in the CTC, including the appropriate amount of administrative and general expenses allocable to the generation function.

     The parties acknowledge that, over its four-year term, the CTC does not allow for the recovery of inflationary increases in non-fuel O&M production costs, property tax increases, wage rate increases, and increased costs associated with capital additions or changes in the cost of capital applicable to production costs. The parties further acknowledge that the four-year term of the CTC is a reasonable period necessary to allow for the development of effective competition in the Company's service territory.

     Should there be a difference between O&R's embedded fixed costs of generation and the revenues net of fuel costs and variable O&M expenses derived from the operation of O&R's generation plant in a deregulated competitive market, any such difference falling within a band of +/-10% around the embedded fixed costs of generation reflected in rates (as determined in the unbundling process) shall be directly assignable to O&R's Delivery service customers. Any additional difference falling outside that +/-10% band shall be allocated between O&R and its customers on a 90% customer/10% Company basis. The Company will consider alternative, economically comparable means of allowing an individual customer to pay for its allocable share of above-market embedded fixed costs of generation that customers would otherwise pay through the CTC.

     Following implementation of the ISO, Orange and Rockland
agrees that the average of its bids for its fossil fuel resources shall not fall below the incremental cost of fuel plus variable
O & M costs.(9)
_______________

     (9) Variable O&M costs are estimated at one mill per kwh of generation.


     Upon expiration of the CTC, O&R's generation assets will be subject to a one-time final market valuation procedure to be determined by Staff and Company.(10) Should Staff and the Company be unable to agree on a procedure for market valuation by a date two years before the expiration of the CTC, the dispute will be referred to the Commission for resolution. The difference between market and book value will reflect the net cost of the valuation and the present value of related regulatory assets. That difference will be shared between customers and shareholders, respectively, on an 80/20 basis, with the 80% share to be recovered from or refunded to customers over an appropriate period of time and through an appropriate mechanism as determined by the Commission.
_______________

     (10) The Staff favors an auction to accomplish this valuation. The Company does not agree that the auction would necessarily be the most effective way to perform such valuation.


     If the Company sells any of its generating facilities prior to the final market valuation, Orange and Rockland's shareholders and customers will share any after tax gain or loss (net of the cost of the sale) on an 80/20 basis. Should the Company sell more than one generating station or unit, the gains and losses, if any, will be offset against each other. Sale of a generating facility will resolve recovery of any related regulatory assets.

D.   Other Strandable Costs

     Orange and Rockland's Delivery service rates will be set so that the Company is provided a reasonable opportunity to recover from all customers other prudent and verifiable stranded costs associated with depreciable assets used in connection with the metering and billing functions.


                    IV.  Corporate Structure

A. Structural Separation

     Orange and Rockland agrees to structural separation and will apply to the appropriate regulatory authorities for permission to form a holding company that will accomplish such separation. Such structural separation is intended to further the public interest by avoiding barriers to full and fair competition. Orange and Rockland's interest in its generating facilities (excluding Hydro Electric facilities and Gas Turbines) will be transferred to a separate corporate subsidiary. Implementation of this holding company structure is conditioned upon shareholder and regulatory (i.e., Federal Energy Regulatory Commission ("FERC"), Securities and Exchange Commission ("SEC"), the Commission, the New Jersey Board of Public Utilities ("NJBPU") and the Pennsylvania Public Utility Commission ("PAPUC")) approvals. Orange and Rockland agrees to move expeditiously to secure such approvals and will use its best efforts to implement this structural separation prior to the introduction of full retail competition. The parties acknowledge, however, that shareholder approval can be obtained no earlier than the Company's April 1998 annual meeting. Staff will join the Company in requesting that the Commission act expeditiously on the petition required to implement this structural separation.

     If a registered holding company is formed, it will become the successor to Orange and Rockland as signatory hereto.
Standards of conduct and rules governing affiliate relations are set forth in Appendices H and I, respectively.

B.   Section 107 Preauthorization

     Orange and Rockland will be allowed to invest up to $25 million of retained earnings derived from revenues received from the rendition of public service within New York State without the need to make separate application under Section 107 of the Public Service Law for each investment. Orange and Rockland will limit its investments to energy services and marketing, telecommunication services, environmental services and related developmental projects. Staff will be given access to the books and records of each unregulated subsidiary which receives such investments in order to review any and all transactions between Orange and Rockland and such unregulated subsidiaries. This investment authority would be subject to immediate and automatic suspension by the Commission should the Standard and Poor's bond rating of Orange and Rockland (or the successor entity subject to a bond rating) fall to BBB- or below. In addition, Orange and Rockland would commit to entering into written contracts for all exchanges of goods and services between the Company and any unregulated subsidiary established pursuant to this pre-authorization which receives such investments and to file all such contracts with the Commission at least 30 days prior to their effective dates.

C.   Delivery Company and Affiliated ESCOs

     At the time the Transmission and Distribution ("T&D") segment of O&R's electric system in New York is separated from Orange and Rockland's GENCO, the Delivery company will be authorized to continue to provide basic energy services, including energy, capacity, ancillary services, metering and billing within the service territory. Other companies including the Delivery company may enter into the market for providing metering and billing services to Orange and Rockland's Delivery company customers. In accordance with Paragraphs A and B herein, subject to certain conditions, O&R will be authorized to create an affiliated unregulated Energy Services Company ("ESCO"). O&R's affiliated ESCO will be authorized to provide energy services and products at market prices. O&R's affiliated ESCO shall operate in accordance with standards of conduct designed to prevent it from gaining an unfair competitive advantage as a result of its affiliation with the Delivery company or from providing an unfair competitive advantage to O&R's affiliated GENCO. O&R's affiliated ESCO will be subject to the same regulatory requirements applicable to any other comparably situated ESCO. The Standards of Conduct that will govern the relationship between the Delivery company and its affiliated ESCO are set forth in Appendix H.

     Upon separation of the Delivery company and the GENCO, there will be no bilateral agreements between Delivery company and GENCO (except if necessary to address load pockets or other reliability issues, including ancillary transmission services). As part of its responsibility to continue to minimize energy costs, the Delivery company may petition the Commission for a waiver of the above restriction on bilateral agreements. Any such bilateral agreement shall be in writing and filed with the Commission for a review of its consistency with the transition to competition.

     Up to one year after the expiration of the four-year term of this Settlement, affiliated ESCOs will be subject to examination by the Commission to determine whether the manner in which they conduct business impedes competition in the energy-related service or product markets within O&R's service territory in which they operate. After providing notice and opportunity to be heard to the ESCO, Delivery company and Holding company, if such an impediment is found, the Commission may order suitable remedies.

     The Delivery company shall be the Provider of Last Resort ("POLR") for all customers choosing to continue to purchase "packaged" energy services from the Delivery Company or failing to choose an energy provider and those customers deciding to purchase from providers other than the Delivery Company, but who later return as customers purchasing power from the Delivery Company.

     To the extent that a disproportionate amount of higher risk, lower usage customers will continue to be supplied with power by the Delivery company, rates shall reflect an appropriate allowance for the billing and collection costs associated with such customers.

D.   Load Pockets

     Orange and Rockland has identified two separate load pocket areas in its service territory. A process will be established in which Staff, the Company, and other interested parties will address different measures,(11) analyses of which are to be submitted in January 1998, for mitigating load pocket conditions in O&R's service territory. Incremental costs associated with a load pocket mitigation measure will be fully recovered in rates. The January 1998 filing will include a proposal to provide for such interim relief as may be necessary pending a final Commission determination.

_________________

     (11) Such   as   existing  and  new  local  distributed
          generation or energy efficiency/management measures.


E.   System Upgrades

     When deciding whether to implement major transmission or distribution upgrades (in excess of $2 million), the Delivery company will consider a full range of alternative measures, including demand side technologies and practices, fuel cells, photovoltaic systems or other alternatives that may defer the need for implementing the upgrade.


                      V.  Other Provisions


A.   Changes in Laws or Regulations

     If any law, rule, regulation, order or other requirement (or any repeal or amendment of an existing rule, regulation, order or other requirement) of a state, local or federal government body,(12) results in a change of five percent or more in the Company's net income from regulated electric operations, O&R will defer on its books of account the total effect of all such annual cost changes in excess of 5% of net income, with any such deferrals to be reflected in rates in a manner found reasonable and appropriate by the Commission.

_______________

     (12)  Excluding Gross Receipts and Franchise Taxes.


B.   Confidentiality and Privileged Information

     Pursuant to the provisions of this Settlement, the Company is required to and may be requested to provide information to the Commission and other parties. In responding to these requirements and/or requests, the Company reserves the right to assert the legal privileges and/or the right to designate as confidential certain information as described in Appendix E.

C.   Changes in Rates

     The Commission reserves the authority to act on the level of Orange and Rockland's base electric rates in the event of unforeseen circumstances that, in the Commission's opinion, have such a substantial impact upon the return on equity contemplated in this Settlement as to render the Company's return unreasonable and unnecessary for the provision of safe and adequate service. If a circumstance occurs that, in the judgment of the Commission, so threatens the Company's economic viability or ability to maintain safe and adequate service, the Company shall be permitted to file for a change in base electric rates at any time. In the event of cost inflation (as measured by a generally accepted economic index, such as the GDP Price Deflator) in excess of four percent per year, the Company may petition the Commission for appropriate relief.

D.   Rate Design Flexibility

     During the term of this Settlement, the Company will have the right to seek to change regulated rates in a revenue-neutral manner or to propose de minimis rate changes. All rate changes will be filed with the Commission and subject to its approval.

     Where the Company proposes more than one rate change to take effect at approximately the same time, it will, to the extent practicable, combine such proposals in a single filing with the Commission.

     Any changes in rate design will fairly reflect underlying costs of service in order to avoid or minimize the likelihood of customers using electricity uneconomically or wastefully.

E.   Regulatory Reform and Customer Operations Procedures

     In consideration of the Company's implementation of retail competition as described in this Settlement and in light of the increased uncertainty of accurately forecasting avoided costs as competition is introduced, the parties agree that, upon the Commission's approval of this Settlement, Orange and Rockland's obligation to purchase from qualifying facilities under the Public Utility Regulatory Policies Act of 1978 shall be limited to "as available" purchases or contracts for a period of no longer than two years setting forth the price schedules based on projections of Orange and Rockland's system avoided costs.

     To facilitate the Company's operations under the rate plan, the parties agree that the provisions of Part 11, Part 13,
Part 140, and Part 273 of 16 N.Y.C.R.R. and the requirements for a plain language bill format adopted in Case 28080, Order Requiring Gas and Electric Utilities To File Revised Billing Formats (Oct. 31, 1985), should be waived to the extent that any such provisions are inconsistent with the Company's ability to:

     institute non-discriminatory procedures which require an applicant to provide reasonable proof of the applicant's identity as a condition of service;

     modify its bill content and format in response to industry restructuring; provided, however, the Company's bills will contain the following:

       - an explanation of how bills may be paid
       - total charges due
       - due date
       - dates of present and previous meter readings
       - whether the consumption levels were based on estimated or actual readings
       - the amount of any penalty charges
       - any credits from past bills
       - any amounts owed and unpaid from previous bills
       - the customer service classification
       - any budget plan information, if applicable
       - unit price of energy consumed or other appropriate itemization of charges (including sales taxes and other informative tax itemization)
       - complete name and address of customer
       - unique account number or customer number assigned to the customer
       - meter readings
       - period of time associated with each product or service
       - name of entity rendering bill
       - local or toll-free telephone number customers may call with inquiries include non-tariffed items in a bill; provided, however, that customers' current payments are credited first to tariffed items and that service cannot be terminated for failure to pay non-tariffed items.

     Upon appropriate customer authorization, the Delivery Company shall disclose to qualifying ESCOs and other service providers agreeing to such protective conditions as the Commission finds appropriate, residential and non-residential customers' current payment status information to other service providers to the extent such information is limited to: whether or not a deposit could be requested from the customers by the Delivery Company due to delinquency, as defined in 16 NYCRR
Section 11.12(d)(2) or in 16 NYCRR Section 13.1(b)(13), or for any reason provided in 16 NYCRR Section 13.7(a)(1); whether or not a customer could be denied service by the Delivery Company due to unpaid bills on an existing or prior account; or, whether a customer's service could be terminated by the Delivery Company, provided that:

     such information is to be used by other service providers only for the purposes of determining whether unregulated energy services will be provided to the customer, whether a deposit will be collected from such customer, or for other purposes approved by the Commission;

     ownership of the data remains with the Delivery Company; and

     such information request is made by a service provider in response to a bona fide request from the customer to the service provider for electric service or with other customer consent.

     The Company supports the concept of informed customer choice. To facilitate informed customer choice the Company will support the implementation of a program of environmental disclosure which will provide to those customers who wish to know the fuel sources of the electricity they purchase and the approximate types and levels of pollutants associated with such generation; provided, however, that no such program will be implemented unless and until a practical, meaningful, and cost effective approach to providing such information is developed.

F.   Customer Outreach and Education

     Orange and Rockland will continue to develop and implement programs and materials that will aid its customers in understanding the changes in the electricity market that are coming and the nature of the services that customers can expect to receive from the Company in the future. The Company's overall goals in conducting these programs are to enable customers, particularly small customers, to make informed choices about utility service while understanding their rights and responsibilities as a utility customer. For retail access and energy services choices in the competitive energy market, the Company's efforts would be complemented by those of the participating providers of competitive services, who can be expected to provide prospective retail access customers with information about the energy choices becoming available to consumers.

     The Company will provide to Staff by June 30 of each year of this Settlement, a summary of its customer education efforts. This submission will include, but not be limited to, an assessment of the progress made by these efforts and the various methods used to communicate the information, how the information was distributed, and the most frequently asked questions by customers. The first report is due June 30, 1998.

G.   Interdepartmental Transfers

     For purposes of this Settlement, electric prices will be reduced by $375,000 annually to reflect an imputation of cost savings resulting from the separation of the gas and electric purchasing functions and the anticipated ensuing cost reduction in gas purchased for electric generation. Cost savings in excess of $375,000 will be preserved for the benefit of customers in the form of future price reductions or mitigation of stranded costs. The $375,000 annual imputation will initially be in the form of a credit to the FAC and, in the event of changes in the FAC, in an appropriate form of equivalent dollar impact.

     As part of the Company's proposal to functionally separate the gas and electric departments (to allow the electric department to purchase in an open market), the Company proposed a $.05 per Mcf rate for all gas volumes transported to the electric department for electric generation. Consistent with the principles set forth in Appendix K, the Company will submit to the Commission no later than June 1, 1997, proposed changes in the FAC and Gas Adjustment Clause that will accomplish the pricing contemplated herein. Staff will support such pricing and join with the Company in seeking expeditious consideration of the Company's proposal. This proposed charge to the electric department will be a minimum of $1,275,000 based on the carrying costs on average embedded cost of distribution associated with plant dedicated to serve generation. The actual annual dollar amount paid to the gas department will be dependent on the volume of gas transported (at $0.05 per MCF) each year for O&R's electric generation, but in no event will the total annual charge be less than $1.275 million. The Company's proposal will provide for a review of the minimum at two-year intervals unless the Company or Staff requests review within a shorter interval.

H.   Accounting Provisions

     Consistent with Commission policy and precedent and subject to Staff review for reasonableness, reconciliation and/or deferral accounting of the following costs will continue in effect through the term of this Settlement for regulated operations, including 1) R&D, 2) Pensions, 3) Other Post Employment Benefits ("OPEBs"), 4) Demand-Side Management ("DSM"),
5) Cable gasification, 6) the Gas Turbine Maintenance Reserve, and 7) West Nyack and Manufactured Gas Plant site investigation and remediation costs.

I.   Property Tax Refunds

     Consistent with the terms of the approved settlement in Case 95-E-0491, the Company will retain ten percent of any Property Tax Refunds. This provision will remain in effect through the term of this Settlement.

J.   Flex Rates and Economic Development Rate

     The Flex Rate and Economic Development provisions contained in the approved Settlement in Case 95-E-0491 will remain in effect through the term of this Settlement. Any existing NYPA EDP business customers served pursuant to the current statutory program, including Economic Development Power and high load factor customers served under Rider G, would be exempted from strandable cost recovery to the extent that portion of the customer's usage is provided by NYPA resources and so long as that customer continues to take service under Rider G or any successor tariff rider.

     The Company will design and file a flexible rate tariff for commercial and industrial customers who are currently taking service and who are at serious risk of relocating or closing their facility absent a discount rate. Additionally, a customer must be receiving a comprehensive package of economic incentives from a State or local authority to qualify for the discount, which, coupled with the rate discount, will enable the business to remain in New York. The mechanism for sharing net lost revenues caused by the discounts resulting from such a rate will be consistent with the Flexible Rate Tariff Provisions approved by the Commission in Case 95-E-0941. The Company will file the tariff within 60 days after the approval of this Settlement.

K.   Securitization

     In the event of enactment of statewide securitization legislation providing cost savings to Orange and Rockland, the Company agrees to submit appropriate filings to provide the benefits prescribed by such statute or order of the Commission.

L.   Gross Receipts and Franchise Taxes

     Any changes in Gross Receipts and Franchise Taxes will be flowed through to Orange and Rockland's customers.

M.   Merger

     Should the regulated utility, within the next five years, merge, purchase or be purchased by any regulated utility or other company in this or any other state, such an event will be considered to be unforeseen for the purpose of this Settlement. Such merger or purchase will not, in any manner, restrict the Commission's authority to consider appropriate actions regarding any savings that may result, or from taking any other action that the Commission deems reasonable.

N.   Arrangements with Third Parties

     Prior to the implementation of full retail competition, the Company may enter into arrangements with third parties. The Company acknowledges that the Commission may exercise such authority as is provided by the Public Service Law to approve or disapprove such an agreement or consider actions regarding any savings that may result from any such arrangements and to take any other action that the Commission deems reasonable, including the modification of this Settlement.

O.   Comprehensive Nature of Settlement Agreement

     The foregoing reflects the parties' efforts to resolve complex revenue requirement and rate level issues in this proceeding. The issues involved difficult questions arising from stranded cost recovery as well as issues arising from the corporate restructuring under review in this proceeding. In developing the rate plan, the parties intended to develop a comprehensive plan that accounts for both typical revenue-requirement issues such as expected productivity improvements as well as for claims regarding stranded cost recoverability. The rate plan is intended as a permanent and comprehensive resolution of the Company's revenue requirement for the four-year term of the Settlement. The plan resolves these issues on a basis that is intended to allow the Company to remain under the Statement of Financial Accounting Standards No. 71 requiring regulated companies to follow cost-based ratemaking.

P.   Provisions Not Separable

     The parties have negotiated this Settlement with each provision being in consideration for, support of, and dependent upon all others. This Settlement is, therefore, presented for the Commission's approval as an integrated whole. If the Commission does not approve this Settlement in its entirety, without modification, any signatory hereto may withdraw its acceptance of this Settlement by serving written notice on the other parties, and shall be free to pursue its position in this proceeding without prejudice.

Q.   Provisions Not Precedent

     The terms and provisions of this Settlement apply solely to and are binding only in the context of the purposes and results of this Settlement. None of the terms and provisions of this Settlement and none of the positions taken herein by any party may be referred to, cited or relied upon by any other party in any fashion as precedent in any other proceeding before this Commission or any other regulatory agency or before any court of law except in furtherance of the purposes of this Settlement.

R.   Term and Time Line

     The term of this Settlement runs for four years from the first full month after the effective date of the new rates implemented upon Commission approval of this Settlement. The dates scheduled for expansion of the PowerPick(TM) Program and the implementation of full retail access shall remain May 1, 1998 and May 1, 1999, respectively. The times for various actions to be accomplished by the various parties are set forth on Appendix A.

S.   Effect of Agreement

     The Company will petition the Appellate Division of the Supreme Court for permission to withdraw its December 24, 1996 appeal in Energy Association of N.Y.S. v. Public Service Commission, Albany County Index No. 5830-96, with prejudice, following final Commission approval of this agreement (i.e., when any appeals from such approval are exhausted or the time to appeal has expired). Until this petition is granted, the Company will discontinue its appeal to the extent it is able to do so without forfeiting the right to appeal.

     The Company has made the following additional concessions:

          Providing for substantial price reductions to large industrial customers and all other customers.

          Allocating equity earnings in excess of the sharing threshold between shareholders and customers and to writing down generation assets.

          Expanding PowerPick(TM) (energy only) to all Large
          Industrial Customers at the time of the effectiveness of new rates and to all other customers in 1998.

          Implementing structural separation of the generation and delivery functions.

          Providing full retail access (energy and capacity) to all customers in 1999.

     It is the express intention of the signatories hereto that Orange and Rockland be provided with:

          A reasonable rate of return while maintaining the overall level of rates for the term of the Settlement.

          A reasonable opportunity to recover prudently incurred strandable costs through the CTC.

     The parties agree that the provisions of this Settlement will result in rates that are just and reasonable to both customers and shareholders through the four-year term of this Settlement.

     Future generic determinations by the Commission will be addressed in good faith by the parties to this Settlement and will provide guidance for potential tailoring or application of those determinations or this agreement, as appropriate, to preserve this agreement and associated considerations and obligations of Orange and Rockland and the Commission.

T.   Dispute Resolution

     In the event of any disagreement over the interpretation of this Settlement or the implementation of any of the provisions of this Settlement, which cannot be resolved informally among the parties hereto, such disagreement shall be resolved in the following manner: the parties shall promptly attempt to convene a conference and in good faith shall attempt to resolve such disagreement. If any such disagreement cannot be resolved by the parties within 60 days, any party may petition the Commission for relief on a disputed matter.



                         Orange and Rockland Utilities, Inc.





                         ______________________________________
                         G. D. Caliendo, Esq.
                         Senior Vice President, General Counsel and
                         Corporate Secretary






                         New York State Department of Public Service




                         __________________________________
                         Robert R. Garlin, Esq.
                         Assistant Counsel



                         New York State Department of
                         Economic Development




                         __________________________________
                         Jeffrey Schnur
                         Director of Energy Policy

                         Industrial Energy Users Association





                         ________________________________
                         Thomas A. Condon, Esg.
                         Birbrower, Montalbano, Condon & Frank, P.C.


                         National Association of Energy Services, Inc.




                         _________________________________
                         Ruben S. Brown

                         The E Cubed Company on behalf of
                         Joint Supporters





                         _________________________________
                         Ruben S. Brown



                                                       Appendix A

                  Time Line for Certain Actions


March 25, 1997                          Settlement Agreement
                                        filed

_________________________               Commission approves
                                        Settlement

_________________________               O&R withdraws from
                                        Article 78 appeal
                                        (4 months after
                                        Commission approval)

Effectiveness of new rates              O&R provides Large
                                        Industrial Customers with
                                        opportunity to realize an
                                        electric price of 6 cents/kWh
                                        and reduces electric
                                        rates for all other
                                        customers by 1.09%.
                                        PowerPick(TM) is expanded
                                        to include all Large
                                        Industrial Customers
                                        (energy only).

August 1997                             O&R files proposed draft
                                        unbundled electric
                                        tariffs

One year after effectiveness of         O&R reduces rates for all
new rates                               other customers by an additional 1%

May 1, 1998                             O&R expands PowerPick(TM)
                                        (energy only) to all
                                        customers

_________________________               O&R implements structural
                                        separation

_________________________               Unbundled electric
                                        tariffs become effective

May 1, 1999                             O&R introduces full
                                        retail choice (energy and
                                        capacity) to all
                                        customers

May 1, 1999                             CTC commences

April, 2001                             Market valuation
                                        procedure filed

Four years after effectiveness          Settlement terminates
of new rates

May 2003                                CTC terminates

May 2003                                Begin collection/refund
                                        of difference between
                                        market and book value

                                                       Appendix B
                                                           Page 1

                    Standard Industrial Codes

                           Division B

                             Mining

                     The Division as a Whole


     This division includes all establishments primarily engaged in mining. The term mining is used in the broad sense to include the extraction of minerals occurring naturally; solids, such as coal and ores; liquids, such as crude petroleum; and gases such as natural gas. The term mining is also used in the broad sense to include quarrying, well operations, milling (e.g., crushing, screening, washing, flotation), and other preparation customarily done at the mine site, or as a part of mining activity.

     Exploration and development of mineral properties are included. Services performed on a contract or fee basis in the development or operation of mineral properties are classified separately, but within this division. Establishments which have complete responsibility for operating mines, quarries, or oil and gas wells for others on a contract or fee basis are classified according to the product mined rather than as mineral services.

     Mining operations are classified, by industry, on the basis of the principal mineral produced, or, if there is no production, on the basis of the principal mineral for which exploration or development work is in process. The mining of culm banks, ore dumps, and tailing piles is classified as mining according to the principal mineral product derived.

     The purification and distribution of water is classified in Transportation and Public Utilities, Industry 4941, and the bottling and distribution of natural spring and mineral waters is classified in Wholesale Trade, Industry 5149.

     Crushing, grinding, or otherwise preparing clay, ceramic, and refractory minerals; barite; and miscellaneous nonmetallic minerals, except fuels, not in conjunction with mining or quarrying operations, are classified in Manufacturing, Industry 3295. Dressing of stone or slab is classified in Manufacturing, Industry 3281, whether or not mining is done at the same establishment.
                                                       Appendix B
                                                           Page 2
                           Division D

                          Manufacturing

                     The Division as a Whole


     The manufacturing division includes establishments engaged in the mechanical or chemical transformation of materials or substances into new products. These establishments are usually described as plants, factories, or mills and characteristically use power driven machines and materials handling equipment. Establishments engaged in assembling component parts of manufactured products are also considered manufacturing if the new product is neither a structure nor other fixed improvement. Also included is the blending of materials, such as lubricating oils, plastics, resins or liquors.

     The materials processed by manufacturing establishments include products of agriculture, forestry, fishing, mining, and quarrying as well as products of other manufacturing establishments. The new product of a manufacturing establishment may be finished in the sense that it is ready for utilization or consumption, or it may be semifinished to become a raw material for an establishment engaged in further manufacturing. For example, the product of the copper smelter is the raw material used in electrolytic refineries; refined copper is the raw materials used by copper wire mills; and copper wire is the raw material used by certain electrical equipment manufacturers.

     The materials used by manufacturing establishments may be purchased directly from producers, obtained through customary trade channels, or secured without recourse to the market by transferring the product from one establishment to another which is under the same ownership. Manufacturing production is usually carried on for the wholesale market, for interplant transfer, or to order for industrial users, rather than for direct sale to the domestic consumer.

     There are numerous borderline cases between manufacturing and other divisions of the classification system. Specific instances will be found in the descriptions of the individual industries. The following activities, although not always considered as manufacturing, are so classified:

Milk bottling and pasteurizing;
Fresh fish packaging (oyster
     shucking, fish filleting);
Apparel jobbing (assigning of
     materials to contract factories
     or shops for fabrication or other
     contracting operations) as well as
     contracting on materials
     owned by others;
Publishing;
Ready-mixed concrete production;
Leather converting;
Logging;
Wood preserving;
Various service industries to the
     manufacturing trade, such as typesetting, engraving, plate printing, and preparing electrotyping and stereotype plates, but not blue-printing or photocopying services;
Electroplating, plating, metal heat
     treating, and polishing for the trade;
Lapidary work for the trade;
Fabricating of signs and advertising
     displays.

                                                       Appendix B
                                                           Page 3

     There are also some manufacturing-type activities performed by establishment which are primarily engaged in activities covered by other divisions, and are, thus not classified as manufacturing. A few of the more important examples are:

Agriculture, Forestry, and Fishing

     Processing on farms is not considered manufacturing if the raw materials are grown on the farm and if the manufacturing activities are on a small scale without the extensive use of paid labor. Other exclusions are threshing and cotton ginning.

Mining

     The dressing and beneficiating of ores; the breaking, washing, and grading of coal; the crushing and breaking of stone;
and the crushing, grinding, or otherwise preparing of sand, gravel, and nonmetallic chemical and fertilizer minerals other than barite are classified in Mining.

Construction

     Fabricating operations performed at the site of construction by contractors are not considered manufacturing, but the prefabrication of sheet metal, concrete, and terrazzo products and similar construction materials is included in the Manufacturing Division.

Wholesale and Retail Trade

     Establishments engaged in the following types of operations are included in Wholesale or Retail Trade; cutting and selling purchased carcasses; preparing feed at grain elevators and farm supply stores; stemming leaf tobacco at wholesale establishments; and production of wiping rags. The breaking of bulk and redistribution in smaller lots, including packaging, repackaging, or bottling products, such as liquors or chemicals, is also classified as Wholesale or Retail Trade. Also included in Retail Trade are establishments primarily engaged in selling, to the general public, products produced on the same premises from which they are sold, such as bakeries, candy stores, ice cream parlors, and custom tailors.

Services

     Tire retreading and rebuilding, sign painting and lettering shops, computer software production, and the production of motion picture films (including video tapes) are classified in Services. Most repair activities are classified as Services. However, some repair activity such as shipbuilding and boatbuilding and repair, the rebuilding of machinery and equipment on a factory basis, and machine shop repair are classified as Manufacturing.


                                                       Appendix C

                   Eligibility Guidelines for
            Large Industrial Customer Classification


     The following guidelines shall serve as eligibility requirements to take service under the Large Industrial Customer classification:

          (i) General primary, substation and transmission service customers who maintain a minimum demand of 1,000 kW during any two of the previous twelve months.

          (ii) The facility is classified by the Standard
          Industrial Classification Manual (1987 edition or supplements thereto) as Mining (Division B) or Manufacturing Division).

          (iii)     Energy use for mining or manufacturing
          purposes must be at least 60% of their total energy usage as determined by the Company.

          (iv) At time of application for Large Industrial
          Classification a Minimum Eligibility Requirement for that facility representing 60% of customer's total energy usage at time of application will be established.

          (v) If a customer's actual kWh energy usage for minings or manufacturing purposes falls below the Minimum Eligibility Requirement established in (iv) above by more than 25% the customer will be removed from this rate and transferred to as appropriate service classification.

          (vi) A customer who fails to maintain criteria set forth in (i), (ii) and (iii) above may at the customer's option transfer to another appropriate service classification.
                                                       Appendix D

                   Sources of Price Reductions




    Description                   Year 1   Year 2    Year 3   Year 4

Expiring Surcharges:
 RDM Rate Allowance             $468,000   $468,000   $468,000   $468,000
 Allowance for Rate Case Costs                         253,000    253,000
 Amort. of OPEBs                                     1,016,000  1,016,000
 NUG Amortization                                               4,978,000(A)
     Subtotal                    468,000    468,000  1,737,000  6,715,000

One-Time Refunds(3 year Amortization):
 Ramapo Tax Settlement         1,855,600    902,200    902,200
 R&D Overcollection              541,000    541,000    541,000
 RDM Overcollection               82,000     82,000     82,000
 Investigation Refund Shortfall   40,000     40,000     40,000
 Unallocated Depreciation
     Reserve-Net (71%)         1,491,873  1,491,873  1,491,873

     Subtotal                  4,010,473  3,057,073  3,057,073          0

Other Cost Reductions
 Special Franchise Property
   Tax Savings                   185,000    185,000    185,000    185,000
 DSM Program Reductions          645,000  1,335,000  1,335,000  1,335,000
 R&D Reductions                  300,000    300,000    300,000    300,000
 Gas Transfer Pricing(71%)       380,069    380,069          0          0
 Incremental Holding
   Company Costs(B)             -250,000   -250,000   -250,000   -250,000

     Subtotal                  1,260,069  1,950,069  1,570,000  1,570,000

Total Cost Reductions
 (Excl. GRT)                  $5,738,542 $5,475,142 $6,364,073 $8,285,000

Cost Reductions(Incl. GRT)    $6,110,400 $5,829,931 $6,776,465 $8,821,868

PowerPick(TM) Savings
 Opportunity (Incl. GRT)      $1,108,492 $1,108,492 $1,108,492 $1,108,492

Total Sources of Price
 Reduction (Incl. GRT)        $7,218,892 $6,938,423 $7,884,957 $9,930,360


(A) Total NUG Amortization of $5,292,000 less amount applied to other regulatory assets in the amount of $314,000.

(B) Costs up to maximum of $1.0 million incurred in establishment of Holding Company will be deferred and amortized over term of settlement.
                                                       Appendix E
                                                           Page 1

                     Privileged Information


     Nothing is this Settlement requires or will be construed to require the Delivery Company, the Holding Company or an unregulated subsidiary to provide Staff or any other party access to, or to make disclosure of any information as to which the entity in possession of such information would be entitled to assert a legal privilege, such as the attorney-client privilege, if, either (i) the privilege could be asserted pursuant to CPLR 4503, CPLR 3101 (or any other applicable statute or constitution) in a judicial proceeding, action, trial or hearing, or (ii) providing access to or making disclosure of such information would impair in any manner the right of the entity in possession of such information to assert such privilege against third parties.

     If Staff or any other party seeks access to or disclosure of any information that either the Delivery Company, the Holding Company or an unregulated subsidiary believe is privileged and not subject to access or disclosure under the terms of this Settlement, counsel for the entity asserting such privilege will detail, to the extent practical without destroying the privilege, the reasons why the privilege is being claimed in sufficient detail to permit a determination of whether or not to dispute the claim of privilege. If Staff or any other party decides to dispute such claim, it may request that an assigned administrative law judge conduct an in camera review of such information to determine whether it is in fact exempt from access or disclosure under the terms of this section, which disclosure shall not be deemed waiver of the privilege. Such determination will be subject to review by the Commission and, if necessary, judicial review.


                   Confidentiality of Records


     The Holding Company and the Delivery Company shall designate as confidential any non-public information to or of which Staff or any other party requests access or disclosure, and which the Holding Company, the Delivery Company or an unregulated subsidiary believe is entitled to be treated as a trade secret. The Holding Company, Delivery Company or unregulated subsidiary shall provide the requesting party with a redacted version of the information deemed to be confidential together with a non-confidential description of the information and a full explanation of why the information should be provided "trade secret" status. Any party will have the right to contest the trade secret nature of such designated confidential information in accordance with the Commission's Rules of Procedure.
                                                       Appendix E
                                                           Page 2


     Anyone who is afforded access to, or to whom disclosure is made of, designated confidential portions of books and records, financial information, contracts, minutes, memoranda, business plans, and the like, will agree to maintain such information as confidential, other than information that previously has been made public. For the purposes of this Settlement, "information that previously has been made public" will mean information that either (i) has been disclosed by either the Holding Company, the Delivery Company or any unregulated subsidiary in financial or other literature to the financial community or to the public at large, (ii) appears in documents contained in the public files of a local, state or federal agency, body or court and which has not been accorded trade secret protection, or (iii) information that otherwise is in the public domain.

     In the event that Staff or any other party receives any information designated as confidential pursuant to the procedures described in this Settlement and desires to use such information in a litigated proceeding before the Commission, Staff or the party will first notify counsel for the Delivery Company and the Holding Company and the unregulated subsidiary, if applicable, of the nature of such information as well as its intention to use such information in such proceeding and afford the Delivery Company, the unregulated subsidiary and/or the Holding company the opportunity to apply to the administrative law judge presiding over such proceeding within ten (10) business days for a ruling designed to maintain the confidentiality of such information under Part 6-1 of the Commission's Rules of Procedure (16 NYCRR). Staff and any other party may object to any such application on the grounds that such information is not entitled to be treated as a trade secret under Part 6-1.

     In the event that a member of Staff receives any information designated as confidential pursuant to the procedures described in this Settlement and desires to use or refer to such information in a memorandum or other document which may become an "agency record" as the term is defined in the New York Freedom of Information Law, Staff first shall notify the Company Liaisons (as defined in Appendix H, p. 4, paragraph (iv)) of the nature of such information as well as its intended use, and afford the Delivery Company, the unregulated subsidiary, if applicable, and/or the Holding Company the opportunity to apply to the Commission under Part 6-1 of the Commission's Rules of Procedure within ten (10) business days for a protective order designed to maintain the confidentiality of such information. Staff and any other party may object to any such application on the grounds that such information is not entitled to be treated as a trade secret under Part 6-1.

     Should O&R or any of its affiliates come into possession of any information protected by the provisions of Part 6-1 of the Commission's regulations, such information shall be afforded the same protection by the Company as is afforded the Company's confidential information under the provisions of this Appendix. Contract and pricing terms between Delivery Company customers and providers other than O&R or its affiliates shall constitute confidential information and will be used by the Company solely as needed to comply with its required customer and supplier billing function under PowerPick(TM). O&R shall provide such confidential information to its own personnel on a need-to-know basis only and will not disclose such information to any affiliate without the written consent of the party with proprietary rights in the information. Any confidential information provided to O&R shall be clearly marked on every page to the effect that the information is confidential and protected by the Commission's rules on confidentiality and non-disclosure.

                                                       Appendix F
                                                           Page 1

     Customer Service and Reliability Performance Mechanism


Customer Service

     The Company shall continue the customer service performance mechanism consisting of: 1) an annual Residential Customer
Assessment Score ("RCAS"), 2) an annual Commercial and Industrial
Customer Assessment Score ("CICAS"), and 3) an annual PSC complaint rate target.

     The customer satisfaction surveys that will be used as the basis to establish the targets discussed below are intended to evaluate Company performance as rated by customers in the categories of overall favorableness, value and loyalty. The customer satisfaction survey shall be conducted for each year of this Settlement. At the commencement of retail access, the Company and Staff will assess the appropriateness of the survey upon which the CAS is based and determine whether a modified survey is necessary.

     The RCAS target shall be 2.73 for each rate year of the Settlement. The actual RCAS will be subject to adjustment to account for any applicable margin of error. If the actual RCAS as adjusted falls below the 2.73 target or the customer satisfaction survey is not performed in any rate year, the Sharing Threshold (as defined in this Settlement) will be reduced by five basis points in that rate year.

     The CICAS target shall be 2.65 for each rate year of the Settlement. The actual CICAS will be subject to adjustment to account for any applicable margin of error. If the actual CICAS, as adjusted, falls below the 2.65 target or the customer satisfaction survey is not performed in any rate year, the Sharing Threshold will be reduced by five basis points in that rate year.

     The annual PSC Complaint Rate target shall be 10.6 complaints per 100,000 customers for each rate year. The actual complaint rate shall be calculated using a 12-month average. If the actual complaint rate exceeds 10.6 in any rate year, the Sharing Threshold will be reduced by five basis points in that rate year.

     The Company will, upon request from Staff, provide such information as is available to verify survey results. Any confidential information or trade secrets given to Staff shall be held and used in accordance with Appendix E.

Average Duration of Interruptions

     The weighted Company-wide average duration of interruption level target it 1.54 Hrs./Int. ("Interruption Duration Target"), which is a composite of the following minimum acceptable values established by the Commission's Order of May 30, 1995, in Case 95-E-0165:
                                                       Appendix F
                                                           Page 2


                                              Minimum
      Operating Area Interruption Standard   (Hrs./Int.)

          Eastern           Duration            1.46
          Central           Duration            1.70
          Western           Duration            1.53

If, for any of the rate years covered by this Settlement, Orange and Rockland fails to achieve the Interruption Duration Target, the Sharing Threshold (as defined in this Settlement) applicable to that rate year shall be reduced by five basis points.

Average Frequency of Interruptions

     The weighted Company-wide average frequency of interruption level target is 1.70 Int./Cust. ("Interruption Frequency Target") which is a composite of the following minimum acceptable values established by the Commission in its order dated May 30, 1995, in Case 95-E-0165:

                                              Minimum
      Operating Area Interruption Standard   (Int./Cust)

          Eastern           Frequency           1.46
          Central           Frequency           1.70
          Western           Frequency           2.25

If, for any of the rate years covered by this Settlement, Orange and Rockland fails to achieve the Interruption Frequency Target, the Sharing Threshold applicable to that rate year shall be reduced by five basis points.


                                                       Appendix G
                                                           Page 1

             Low Income Customer Assistance Program

                          Introduction


     On April 2, 1996, Orange and Rockland Utilities, Inc. ("Orange and Rockland" or the "Company"), New York State Department of Public Service Staff ("Staff"), the New York State Consumer Protection Board ("CPB") and the Industrial Energy Users Association ("IEUA") entered into a settlement agreement on electric rates ("Rate Case Settlement Agreement") in this proceeding. As part of the Rate Case Settlement Agreement, the parties agreed to meet and discuss the feasibility of developing a new low income program. The Rate Case Settlement Agreement was approved by the Commission in Opinion No. 96-21 issued August 12, 1996.

     Since the issuance of Opinion No. 96-21, representatives of the Company, Staff, Pace Energy Project ("Pace") and Public Utility Law Project of New York, Inc. ("PULP") have met on various occasions to discuss the development of a new low income program. The parties have agreed that the Company shall implement a low income program ("Program") in accordance with the terms and conditions set forth below.

1.   Term

     The Program will commence upon the effectiveness of new rates and terminate two years thereafter.

2.   Eligible Customers

     The Program will be conducted solely for the residents of the City of Port Jervis, New York and/or residents of the zip code area 12771. The goal of the Program is to serve no fewer than 140 customers in total, 70 customers in the first rate year and 70 customers in the second rate year. To be eligible, a customer must have been the current customer of record and been receiving service for at least one year at the present location.

3.   Program Expenditures

     Program expenditures will be kept at $170,000 for the two-year period and will include all expenses for energy efficiency, arrears forgiveness, evaluation and administration.

     Expenditures per customer will be capped at $1,000. This expenditure includes the cost of an energy audit, disaggregated billing analysis, energy efficiency measures, and arrears forgiveness. If the Company finds that it is spending consistently less than $1,000 per customer, it will attempt to recruit more customers (in excess of the original 140 customers) into the Program in order to fully expend the available funds.
                                                       Appendix G
                                                           Page 2


4.   Financial Eligibility Criteria

     Customers must be at or below 150% of the Federal Poverty Level to qualify for entry into the Program. HEAP eligibility guidelines will be used. Participating customers must apply for HEAP benefits, and, where applicable, customers also must apply to the Neighbor Fund for a grant.

     The Company's target for recruiting customers who are on a direct payment program with the Department of Social Services will be 10% of the total customers served.

5.   Budget Program

     Participating customers will be required to participate in the Company's budget program.

6.   Landlord Contribution

     If a customer lives in a leased premise, a landlord contribution of 25% will be required for energy conservation measures. If the landlord does not contribute, the customer will not be eligible to participate in the Program.

7.   Energy Audit

     An energy audit will be conducted for each participant to identify the potential for the installation of an energy efficient refrigerator and/or weatherization measures. Weatherization measures will be considered for electric or gas heating customers only. The final determination of which measures, if any, to install will be based on the cost of the measures and the benefits to the customer.

8.   Contract

     A participating customer must execute a contract with the Company which sets forth the terms of the agreement including: the budget payments to be made, the amount of arrears forgiveness agreed on (if any), the energy measures to be installed, and the conditions upon which continued participation will be allowed. The contract will also provide that the customer will be removed from credit action while participating in the Program.

9.   Program Measures

     The Program will address energy efficiency, payment patterns, and/or arrears forgiveness, depending upon a customer's circumstances. Energy efficiency measures (including refrigerator replacement) will be the first priority for Program expenditures.
                                                       Appendix G
                                                           Page 3

10.  Arrears Forgiveness

     Arrears forgiveness, capped at $250 per participant, is a customer option in the Program. Customers who choose this option will be required to make on-time monthly budget payments. If a customer fails to make three monthly payments by the due date for those payments, the customer will be removed automatically from the Program, will forfeit any further arrears forgiveness, will be returned to normal credit action.

     All accounts complying with the payment criteria, as well as all other Program requirements, will then have 25% of the arrears agreed on between the customer and the Company removed from the customers account at the end of each successful three-month segment.

     If a participating customer chooses not to take advantage of the arrears forgiveness component, the customer will be required to participate and remain on a mutually agreeable payment plan to address the customers arrears condition.

     At the conclusion of a customer's participation in the Program, any arrears still existing will be subject to a mutually agreeable payment plan, and all normal collection activity will be reinstated.

11.  Program Evaluation

     At the conclusion of the Program's first year, the Company will prepare and provide to Staff a brief status report on the Program. The Company will evaluate the Program and prepare a detailed report within 75 days of the Program's conclusion.

12.  Legislative, Regulatory or Related Actions

     If any law, rule, regulation, order or other requirement (or any repeal or amendment of an existing rule, regulation, order or other requirement) of the state, local or federal government results in a material change in the terms of this Settlement, the parties agree to reconvene promptly and consider any appropriate changes to this Settlement.


                                                       Appendix H
                                                           Page 1

                Standards of Competitive Conduct


General Principles

     The following standards of competitive conduct shall govern the Delivery Company's relationship with any energy supply and energy service affiliates:

          (i) There are no restrictions on affiliates using the same name, trade names, trademarks, service names, service mark or a derivative of a name, of the Holding Company or the Delivery Company or in identifying itself as being affiliated with the Holding Company or the Delivery Company. The Delivery Company will not provide sales leads involving customers in its service territory to any affiliate, including the ESCO, and will refrain from giving any appearance that the Delivery Company speaks on behalf of an affiliate or that an affiliate speaks on behalf of the Delivery Company. If a customer requests information about securing any service or product offered within the service territory by an affiliate, the Delivery Company will provide a list of companies of which it is aware operating in the service territory who provide the service or product, which may include an affiliate, but the Delivery Company will not promote its affiliate.

          (ii) The Delivery Company will not provide services to its marketing affiliates or customers of its marketing affiliates on preferential terms, nor represent that such terms are available, exclusively to customers who purchase goods or services from, or sell goods or services to, an affiliate of the Delivery Company. The Delivery Company will not purchase goods or services on preferential terms offered only to suppliers who purchase goods or services from, or sell goods or services to an affiliate of the Delivery Company. The Delivery Company will not represent to any customer, supplier, or third party that an advantage may accrue to such customer, supplier, or third party in the use of the Delivery Company's services as a result of that customer, supplier or third party dealing with any affiliate. This standard does not prohibit two or more of the unregulated affiliates from lawfully packaging their services. The Delivery Company must process all similar requests for distribution services in the same manner and within the same period of time.

          (iii) All similarly situated customers, including energy services companies and customers of energy service companies, whether affiliated or unaffiliated, will pay the same rates for the Delivery Company's utility services and the Delivery Company shall apply any tariff provision in the same manner if there is discretion in the application of the provision. The Delivery Company must strictly enforce a tariff provision for which there is no discretion in the application of the provision.
                                                       Appendix H
                                                           Page 2



          (iv) Transactions subject to FERC's jurisdiction over the provision of sales or services in interstate commerce will be governed by FERC's orders or standards as applicable.

          (v) Release of proprietary customer information relating to customers within the Delivery Company's service territory shall be subject to prior authorization by the customer and subject to the customer's direction regarding the person(s) to whom the information may be released.

          (vi) The Delivery Company will not disclose to its affiliate any customer or market information relative to its service territory, including, but not limited to utility customer lists, that it possesses or receives from a marketer, customer, potential customer, or agent of such customer or potential customer other than information available from sources other than the Delivery Company, unless it discloses such information to its affiliate's competitors on an equal basis and subject to the consent of the marketer, customer, or potential customer.

          (vii) The Delivery Company shall establish a complaint process consistent with the following. If any competitor or customer of the Delivery Company believes that the Delivery Company has violated the standards of competitive conduct established in this section of the agreement, such competitor or customer may file a complaint in writing with the Delivery Company. The Delivery Company will respond to the complaint in writing within twenty (20) business days after receipt of the complaint, including a detailed factual report of the complaint and a description of any course of action proposed to be taken. After the filing of such response, the Delivery Company and the Complaining party will meet, if necessary, in an attempt to resolve the matter informally. If the Delivery Company and the complaining party are not able to resolve the matter informally within 15 business days, the matter will be referred promptly to the Commission for disposition.
                                                       Appendix H
                                                           Page 3


          (viii) The Commission may impose on the Delivery Company remedial action for violations of the standards of competitive conduct. If the Commission believes that the Delivery Company has violated the standards of competitive conduct during the course of this Settlement, it shall provide the Delivery Company notice of and a reasonable opportunity to remedy such conduct or explain why such conduct is not a violation. If the Delivery Company fails to remedy violating conduct within a reasonable period after receiving such notice, the Commission may take remedial action with respect to the Holding Company to prevent the Delivery Company from further violating the standard(s) at issues. Such remedial action may include directing the Holding Company to divest the unregulated subsidiary, or some portion of the assets of the unregulated subsidiary, that is the subject of the Delivery Company's violation(s), but exclude directing the Holding Company to divest the Delivery Company or imposing a service territory restriction on the unregulated subsidiary. If the Holding Company is directed to divest an unregulated subsidiary, it may not thereafter, without prior Commission approval, use a new or existing subsidiary of the Holding Company to conduct within the Delivery Company's service territory the same business activities as the divested subsidiary (e.g., energy services).

          (ix) The Standards of Conduct set forth in this Settlement will apply in lieu of any existing generic standards of conduct (e.g., the interim gas standards established in Case 93-G-0932) and may be proposed as substitutes for any future generic standards of conduct established by the Commission through the term of this Settlement. The Standards of Conduct set forth in this Settlement will continue to apply after the expiration of the term of this Settlement, given the Company's need for stability in rules governing its structure. Before the Commission makes any changes to these standards, it will consider the Company's specific circumstances, including its performance under the existing standards.

          (x) Evidence of adherence to these Standards of Competitive Conduct may be introduced to rebut the presumption that imposition of a royalty is appropriate.
                                                       Appendix H
                                                           Page 4


Access to Books and Records and Reports

          (i) Staff will have access, on reasonable notice and subject to appropriate resolution of confidentiality and privileges, to the books and records of the Holding
          Company and the Holding Company majority-owned subsidiaries.

          Staff will have access, on reasonable notice and subject to the provisions of Appendix E regarding confidentiality and privileges, to the books and records of all other Holding Company subsidiaries to the extent necessary to audit and monitor any transactions which have occurred between the Delivery Company and such subsidiaries, to the extent the Holding Company has access to such books and records.

          (ii) The Delivery Company will supplement the information that the Commission's regulations require it to report annually with the following information:
          Transfers of assets to and from an affiliate, cost allocations relative to affiliate transactions, identification of Delivery Company employees transferred to an affiliate, and a listing of affiliate employees participating in common benefit plans.

          (iii) The Holding Company will provide a list on a quarterly basis to the Commission of all filings made with the Securities and Exchange Commission by the Holding Company and any subsidiary of the Holding Company including the Delivery Company.

          (iv) A senior officer of the Holding Company and the Delivery Company will each designate a company employee, as well as an alternate to act in the absence of such designee, to act as liaison among the Holding Company, the Delivery Company and Staff ("Company Liaisons"). The Company Liaisons will be responsible for ensuring adherence to the established procedures and production of information for Staff, and will be authorized to provide Staff access to any requested information to be provided in accordance with this Settlement.

          (v) Access to books and records shall be subject to claims of privilege and confidentiality as set forth in Appendix E hereto.


                                                       Appendix I
                                                           Page 1

                       Affiliate Relations


1.   General

          a) The Delivery Company and the Holding Company's other subsidiaries will be operated as separate entities, with separate books of account and other business records, within 180 days of structural separation. Unregulated affiliates will establish and maintain separate and distinct offices and work space from the Delivery Company in a separate building or leasehold.

          b) Cost allocation guidelines are attached as Appendix J. These guidelines are fully reviewable and non-binding proposals that may be amended and/or supplemented as necessary. The Company will file with the Director of the Office of Accounting and Finance of the Department of Public Service all amendments and supplements to the guidelines, thirty days prior to making such change(s).

          c) Neither the Delivery Company nor marketing affiliate personnel shall communicate with any customer, supplier or third party that any advantage may accrue to such customer supplier or third party in the use of the Delivery Company's service as a result of their dealing with the marketing affiliate.

          d) If the Delivery Company offers its affiliate or a customer of its affiliate a discount or special arrangement for distribution service, billing, metering on any other service offered, it must contemporaneously offer the same arrangement to all similarly situated non-affiliate merchants and must file with the Commission procedures that will enable the Commission to determine how the Delivery Company is complying with those standards.

2.   Transfer of Assets

          a) Transfers of assets from an affiliate to the Delivery Company will not require prior Commission approval. Transfers of assets from the Delivery Company to an affiliate will not require prior Commission approval, except for assets of the Delivery Company whose transfer requires Commission approval under Public Service Law, Section 70.

                                                       Appendix I
                                                           Page 2

          b) For all assets other than generating stations, transfers of assets from the Delivery Company to an affiliate shall be at the higher of net book value or fair market value net of deferred Federal income taxes, except that the Delivery Company may, as part of its reorganization, transfer to the Holding Company or affiliate, at no charge, title to office furniture, equipment and other assets having an aggregate net book value not to exceed $250,000. Transfers of assets from an affiliate to the Delivery Company shall be on a basis not to exceed fair market value.

          c) Fair market value shall be determined in accordance with the cost allocation guidelines. For example, the Delivery Company may transfer to an affiliate any computer software system that the Delivery Company is authorized to transfer, without data, at a price at which the Delivery Company would sell such software to an unaffiliated third party.

3.   Personnel

          a) The Delivery Company and the unregulated affiliates will have separate operating employees.

          b) Officers of the Delivery Company may not be officers of the GENCO or the ESCO.

          c) Employees may be transferred from the Delivery Company to an unregulated affiliate upon mutual agreement. Transferred employees may not be reemployed by the Delivery Company for a minimum of one year after the transfer date. Employees returning to the Delivery Company may not be transferred again to an unregulated affiliate until one year after the date of return. The Delivery Company will file annual reports to the Commission, beginning 45 days after the end of the first calendar quarter following structural separation showing transfers between the Delivery Company and unregulated affiliates by employee name, former company, former position, new company, new position, and salary or annualized base compensation.

          d) For each employee transferred from the Delivery Company to an unregulated affiliate, the unregulated affiliate shall compensate the Delivery Company by paying an amount equal to 25 percent of the employee's prior year's annual salary on a one-time basis, except that there shall be no compensation (i) for employees transferred to an unregulated affiliate not later than six months from the date of structural separation or the unregulated affiliate to which the employee is transferred is formed, whichever is later; (ii) for the transfer of employees covered by a collective bargaining agreement; or (iii) where the employee's transfer is attributable to the transfer or reduction of a Delivery Company function or major asset.

                                                       Appendix I
                                                           Page 3


          e) The foregoing provisions do not restrict any affiliate from loaning employees to Delivery Company to respond to an emergency that threatens the safety or reliability of service to consumers.

          f) The compensation of Delivery Company employees may not be tied to the performance of any of the unregulated subsidiaries, provided, however, that stock of the Holding Company may be used as an element of compensation and the compensation of common officers of the Holding Company and Delivery Company may be based upon the operations of the Holding Company and Delivery Company.

          g) The employees of Holding Company, Delivery Company and the unregulated subsidiaries may participate in common pension and benefit plans, provided that funding requirements for employees remaining with the regulated entity are readily determined. If the plans are maintained or amended in such a manner that employees of the unregulated entities are treated inconsistently with the employees of the regulated entity, then the plans of the regulated entity will be segregated and made independent.

4.        Provision of Services and Goods

          a) Corporate services (such as corporate governance, administrative, legal, purchasing and accounting) may be provided by the Holding Company to or on behalf of the Delivery Company and unregulated affiliates at a price equal to fully-loaded cost. This guideline will not operate as a prescription of the ratemaking treatment of requested allowances for the costs of such services.

          b) The Delivery Company may provide services to an unregulated affiliate, except that the Delivery Company may not use any of its marketing or sales employees to provide services to any affiliated GENCO or ESCO relating to business within the Delivery Company's service territory. The unregulated affiliate shall compensate the Delivery Company for the services of employees at the higher of the employees' fully-loaded cost or the price that the Delivery Company would charge a third party for such employees' services. This guideline will not operate as a limitation on the projections of revenues from such services adopted for ratemaking purposes.


          c) Subject to the provisions of this Appendix, the Company's unregulated affiliates may provide services to the Delivery Company. Any management, construction, engineering or similar contract between the Delivery Company and an affiliate and any contract for the purchase by the Delivery Company from an affiliate of electric energy or gas will be filed with the Public Service Commission pursuant to Public Service Law
          Section 110, and will be subject to any applicable FERC requirements. All other goods and services will be provided to the Delivery Company at a price that shall not be greater than fair market value. This guideline will not operate as a prescription of the ratemaking treatment of requested allowances for the costs of such services.

          d) The Delivery Company, the Holding Company, and the unregulated affiliates may be covered by common property/casualty and other business insurance policies. The costs of such policies shall be allocated among the Delivery Company, the Holding Company and the unregulated affiliates in an equitable manner.

                                                       Appendix J
                                                           Page 1

              ACCOUNTING FOR AFFILIATE TRANSACTIONS


1.0 PURPOSE - To provide accounting guidelines for the transfer of assets and employees and the provision of goods and services among the Holding Company and its affiliates.

2.0  APPLICATION -

     Corporate Accounting
       Accounting Policies & Procedures ("APP")
       Accounts Payable ("AP")
       General Accounting and Financial Reporting ("GA")
       Plant Accounting ("PA")
     Treasury
     Tax Accounting
     Human Resources
     Payroll
     All other Applicable Organizations

3.0  PROCEDURES -

     3.1  Background

          On October 1, 1996 in the Competitive Opportunities proceeding, Orange and Rockland Utilities, Inc. ("O&R") submitted to the New York State Public Service Commission ("PSC") a petition which set forth a plan for corporate restructuring. As part of the Settlement Agreement dated _______ regarding Competitive Opportunities for Electric Service, Case 96-E-0900, "O&R's" regulated and unregulated business would be conducted through separate corporate entities which would be direct or indirect subsidiaries of a holding company. The holding company ("HoldCo") and its subsidiaries, including the regulated company ("RegCo") are considered affiliates for purposes of this procedure. The procedures outlined herein are designed to properly allocate costs among the HoldCo, the RegCo and unregulated affiliates.

     3.3  Provision of Goods and Services

               a)   The cost allocations set forth in this
               procedure have been developed utilizing guidelines established by the (1) Securities and Exchange Commission's Staff Accounting Bulletin No. 55, "Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity"; and
               (2) Cost Accounting Standards Board's Standard
               403,

                                                       Appendix J
                                                           Page 2


               "Allocation of Home Office Expenses to Segments, "
               Standard 410, "Allocation of Business Unit General and Administrative Expenses to Final Cost
               Objectives," and Standard 418, "Allocation of
               Direct and Indirect Costs."

               b) Expenses incurred by the RegCo and the HoldCo in support of an affiliate will be allocated directly to that affiliate to the maximum extent practicable. Expenses that are not directly allocable will be accumulated into homogenous cost categories and allocated on a cost causative basis. If cost drivers cannot be determined, then allocations will be based upon reasonable and related proportional relationships (i.e., capitalization, number of employees, revenues, etc.).

               c)   The unregulated affiliates may provide
               services to the HoldCo and the RegCo. Any management, construction, engineering or similar contract between the RegCo and an affiliate and any contract for the purchase by the RegCo from an affiliate of electric energy or gas will be governed by PSL 110, subject to any applicable FERC requirements. All other goods and services will be provided to the RegCo at a price that will not be greater than fair market value, determined through reference within a specified market. In the absence of a specified market, fair market value may be determined, for example, by using independent qualified appraisers.

          Note:     Based on net book value less deferred taxes
               compared to fair market value reduced by federal tax benefits previously taken. Assets valued at fair market value will be discounted for tax benefits previously utilized.


     3.4  Costs Incurred by the RegCo on Behalf of Affiliates

               a)   Direct Cost Allocations

               Salaries and labor related expenses incurred by the RegCo in support of affiliate activities will be directly assigned and billed to affiliates each month based on the extent practical. These charges are to be made on direct time and material basis plus appropriate overhead. Salary and labor related expenses will be charged to the affiliate based on the hours reported on the weekly or semi-monthly time report. RegCo corporate services (such as legal and accounting) will be billed on a fully-loaded cost basis.
                                                       Appendix J
                                                           Page 3


          b)   Proportional and Other Allocations

               1.   Allocable Charges  - Category I

               Category I costs include all RegCo employees who provide services (both corporate and project specific) to affiliates. Costs incurred that are impractical to charge direct will be distributed based on the relationship of the expenses to the cost incurred to provide the service. Some of these costs will be based on a percentage of the base costs incurred or an average cost per activity to insure a fully loaded cost billing. See Exhibit A for a breakdown of Allocable Costs.

               2.   Common Services - Category II

               Category II identifies general corporate functions or administrative support services performing common activities applicable to all affiliates. Included in Common Services would be, but not limited to, Internal Auditing, Human Resources, Corporate Communications and Accounting.
               Corporate governance costs related to Board of Directors, financial communication, investor relations, and ethics would also be included in this category.

          c)   Cost Causative Allocations

               1.   Administrative support services (Common
                    Services) incurred by the RegCo on behalf of the affiliates and which cannot be allocated directly will be billed to the affiliates each month based on appropriate cost causative allocations. These administrative support services may include, but are not limited to transactions processed by the following RegCo organizations: Accounting, Office of Treasurer, Board of Directors, Tax Accounting, Corporate Communication, Ethics, Financial Forecasting & Budgets.

               2.   The costs associated with these
                    administrative support services will be
                    allocated to the affiliates, as appropriate, based on the activities and business functions and allocated based on one of the following measures:

                    ratio of affiliates assets to total
                    consolidated assets

                    activity unique to a department distributed to applicable business segments.
                                                       Appendix J
                                                           Page 4



                    percentage of either payroll dollars or
                    staffing levels of the affiliate in relation to all payroll dollars or employees percentage of affiliates operating revenue to the total operating revenue of all affiliates percentage of average net book value of the affiliates assets plus inventories to the total average net book value of assets of all affiliates the number of affiliate transactions
                    processed in relation to the total number of transactions processed.

                    2.   Affiliate employees may have the
                    opportunity to participate in the benefit programs of the RegCo. These programs may include medical and hospitalization coverage as well as pension and other post retirement benefits. The RegCo will be reimbursed by the affiliates for costs associated with these benefits based on the fringe benefit applied to the salary of the affiliates employees.

                    3.   The RegCo, the HoldCo, and the
                    unregulated affiliates may be covered by common property/casualty and other business insurance policies. The costs of such policies will be allocated among the RegCo, the HoldCo and the unregulated affiliates in accordance with the use, occupancy and/or liability risk being insured.


     3.5  Costs Incurred by the HoldCo on Behalf of Affiliates

               a)   Costs incurred by the HoldCo that are
               specifically attributable to the affiliates will be charged to the affiliates by direct cost allocations (as described in Section 3.4a) or cost causative allocations (as described in Section
               3.4b and 3.4c).

               b) Costs incurred by the HoldCo that are of a general corporate nature, such as organization costs and development stage activities, will be charged to the affiliates by proportional cost allocations (as described in Section 3.4c).




4.0  EXHIBIT

     Exhibit A-Allocation of Expenses Between the RegCo and
Affiliates
                                                       Appendix J
                                                           Page 5

                                                   EXHIBIT A

               ORANGE AND ROCKLAND UTILITES, INC.
   ALLOCATION OF EXPENSES BETWEEN THE HOLDCO AND/OR REGCO AND
                           AFFILIATES


Description of Expense              Basis for Allocation

1)  Compensation

    A)  Salaries                    Number of hours devoted to
                                    affiliate operation or percentage of time.



    B)  Other Compensation          Includes deferred compensation and
                                    imputed income.  Allocated on same
                                    basis as salaries.

    C)  Support Services            Allocated on basis of utilization of
                                    individuals for whom support work is
                                    performed. (e.g. information technology, security, safety.)

    D)  Fringe Benefits             Corporate fringe benefit rate to be
                                    applied to all straight-time labor

2)  Employee Expenses

    A)  Office Space                Charged at the market rate per
                                    square foot, including utilities and
                                    building service maintenance (as
                                    provided by the Real Estate
                                    Department); multiplied by the space
                                    utilized (as provided by
                                    Facilities Management).

   B) Office Supplies & Expenses    Overhead percentage to be applied
     (excluding expenses directly   to total salary and other
      assignable to the affiliate   compensation (based on RegCo ratio
      or included in the office     of Office Supplies and
      space charge)                 Expenses-PSC Account
                                    921, less Building Service costs and
                                    Administrative and General
                                    Salaries).

                                                                Appendix J
                                                                Page 6

3)  Corporate Governance Expenses   Weighting of affiliate assets,
                                    employees, and revenue contribution
                                    to consolidated assets, employees
                                    and revenues. (also applies to
                                    corporate fiscal expenses and outside
                                    services performed for consolidated
                                    group.

4)  Other Expenses Directly         These costs will be charged to an
    Assignable to Affiliates        affiliate account and paid directly by
                                    the affiliate.

                                                       Appendix K
                                                           Page 1

                   Interdepartmental Transfers

     The Company's submission to the Commission to modify its Fuel Adjustment Clause and Gas Adjustment Charge will be consistent with the following principles:

          1. The existing agreement in which the Company's gas department provided a bundled gas service (i.e., acquired gas and transported from production area to generation site) for generation is changed.

          2. The new agreement functionally separates the electric and gas departments' business relationship.
          Electric department will now purchase gas separate from the gas department.

          3. The gas department will not be obligated to provide gas services (including natural gas, transportation, capacity or balancing services upstream of the citygate) to electric department, except: under separately negotiated contracts at market based prices.

          4. The new Transportation price will incorporate a charge of $0.05 per Mcf for all volumes transported to the electric department by the gas department, but in no event will the total annual charge be less than $1.275 million (Bowline By-Pass).

          5. All gas transactions between gas and electric business units will be arms length, with separate purchasing personnel.

          6. Negotiated agreements between gas and electric departments will be at posted bulletin board prices (market prices), consistent with FERC standards and regulations. Copies of agreements will be filed with the Commission by the gas business unit. This will include:

               transportation and capacity services from production areas to citygate (i.e., all upstream capacity);

               price of gas (commodity) sold; and

               balancing services.

          7. Absent a separate balancing agreement approved by the Commission, the electric department must balance its gas deliveries to the citygate and from the citygate to the generator site within the limits established for transportation customers, as described in the gas transportation tariff, or face penalty charges detailed in the gas tariff.

          8. Expenditures associated with the upgrade of the existing pipeline to Bowline, in order to allow the pipeline to operate it at a higher pressure, and not for instance due to general safety considerations, will be allocated to the Company's electric department.